CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
  We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our report dated June 28, 2006 in the Registration Statement and related Prospectus of the Equity Opportunity Trust, Special Situations 11.
  /s/ ERNST & YOUNG LLP
  New York, New York
  June 28, 2006